UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2024

FLEXSHOPPER, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37945	20-5456087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Yamato Road, Suite 260 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 353-9289

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FPAY	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

FlexShopper, Inc. (the “Company”)

October 25, 2024

Item 1.01. Entry into a Material Definitive Agreement.

On October 25, 2024, the Company entered into a Preferred Stock Purchase Option Agreement granting the Company the right at any time through October 25, 2025 to repurchase and cancel 20,000 shares of its series 2 convertible preferred stock, representing approximately 91% of the shares in such series, at varying purchase prices below the then-current liquidation value of the series 2 convertible preferred stock, ranging from $20,250,000 to $22,500,000, depending on when the Company exercises the option, from B2 FIE V LLC, which acquired the preferred stock in a private placement in June 2016.

Each share of series 2 convertible preferred stock is convertible into 266.2942 shares of the Company’s common stock or an aggregate of 5,325,888 shares of its common stock, based on the series 2 convertible preferred stock issue price of $1,000 per share and conversion rate of $3.76 per share, and accrues dividends through an increase in its liquidation preference at an annual rate equal to 10% of the original series 2 convertible preferred stock issue price per share. The purchase price of the series 2 convertible preferred stock, which was negotiated between the parties, represents approximately 50% of the current liquidation preference of the preferred stock, which was approximately $44.2 million as of September 30, 2024.

The terms of the preferred stock repurchase provide that, if the Company exercises the option and within 12 months following the date of the Preferred Stock Purchase Option Agreement, it completes a liquidity event or a change of control occurs, the Company would be required to make an incremental “true-up” payment to B2 FIE V LLC. This payment would be in an amount equal to the difference between the Company’s share price before the announcement of the liquidity event or change of control and the increased value of the Company’s share price, if any, after announcing the transaction, applied to the number of repurchased preferred shares on an as-if-converted to common stock basis. A discount of 8.3% is applied to this payment every 30-day period following the closing of the preferred stock repurchase. Additionally, assuming the shares of series 2 preferred stock are repurchased, and the Company is awarded monetary damages or a settlement award in connection with its patent infringement lawsuits, the Company would also be required to pay a portion of those proceeds to B2 FIE V LLC. That portion would be determined by the increase in the value of the Company’s share price, if any, after announcing the award as applied to the number of repurchased preferred shares on an as-if-converted to common stock basis, provided that the Company is not required to pay B2 FIE V LLC more than $4.00 per share on any share increase in value or 18% of the award.

The foregoing summary description of the Preferred Stock Purchase Option Agreement is qualified by reference to the full text thereof, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety.

On October 25, 2024, the Company issued a press release announcing its entry into the Preferred Stock Purchase Option Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated in its entirety by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

10.1	Preferred Stock Purchase Option Agreement, dated October 25, 2024, between FlexShopper, Inc. and B2 FIE V LLC.
99.1	Press release issued by FlexShopper, Inc. on October 28, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSHOPPER, INC.

Dated: October 28, 2024	By:	/s/ H. Russell Heiser Jr.
		Name:	H. Russell Heiser Jr.
		Title:	Chief Executive Officer

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